4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, VP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: May 5, 2008

Mercury General Corporation Announces First Quarter Results

Net Loss of $0.07 per share Results from Investment Valuations and Adoption of New Accounting Standard

Operating Income $1.02 per share

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2008:

Consolidated Highlights

	Three Months Ended
	March 31,		Change
	2008	2007		$%
	(000's except per-share amounts and ratios)
Net premiums written (1)	$729,266	$785,883	$(56,617)	(7.2)
Net (loss)/income	(3,961)	60,453	(64,414)	(106.6)
Net (loss)/income per diluted share	(0.07)	1.10	(1.17)	(106.4)
Operating income (1)	55,928	61,130	(5,202)	(8.5)
Operating income per diluted share (1)	1.02	1.11	(0.09)	(8.1)
Book value per share	33.37	32.30	1.07	3.3
Positive/(adverse) development
on prior accident years' loss reserves (2)	5,000	(13,000)	18,000	--
Combined ratio	95.4%	94.5%	--	0.9 pts.
Combined ratio excluding the effect
of prior accident years' loss development (1)	96.1%	92.7%	--	3.4 pts.

(1)	These measures are not based on U.S. generally accepted accounting principles and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

(2)	The numbers are rounded to the nearest million.

Net loss in the first quarter 2008 was $4.0 million ($0.07 per share-diluted) compared with net income of $60.5 million ($1.10 per share-diluted) for the same period in 2007. Included in net (loss)/income are net realized investment losses, net of tax, of $59.9 million ($1.09 per share-diluted) in the first quarter of 2008 compared with net realized investment losses, net of tax, of $0.7 million ($0.01 per share-diluted) for the same period in 2007. Operating income for the first quarter of 2008 was $55.9 million ($1.02 per share-diluted), down 8.5% from the prior year quarter.

Net realized investment losses, net of tax, in the first quarter 2008 of $59.9 million include losses, net of tax, of $60.6 million due to changes in the fair value of fixed maturity and equity securities measured at fair value pursuant to SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” that the Company adopted on January 1, 2008. As a result of this adoption, changes in unrealized gains and losses that previously were recorded as changes to accumulated other comprehensive income in shareholders’ equity on the balance sheet are now recorded as realized gains and losses on the income statement. The primary causes of these losses in fair value were a large decline in the overall stock markets which saw the S&P 500 index decline by approximately 10% during the first quarter of 2008 and a decline in municipal bond prices resulting from liquidity problems in the overall municipal bond markets and credit downgrades or negative outlooks for several municipal bond insurers.

Company-wide net premiums written were $729.3 million in the first quarter 2008, a 7.2% decrease over the first quarter 2007 net premiums written of $785.9 million. California net premiums written were $575.6 million in the first quarter of 2008, a decrease of 4.2% over the same period in 2007. Non-California net premiums written were $153.7 million in the first quarter of 2008, a 16.9% decrease over the same period in 2007.

The Company’s combined ratio (GAAP basis) was 95.4% in the first quarter of 2008 compared with 94.5% for the same period in 2007. Loss development on prior accident years’ loss reserves was approximately $5 million adverse from California operations and $10 million positive from operations outside of California in the first quarter of 2008 and approximately $14 million adverse from California operations and $1 million positive from operations outside of California in the first quarter of 2007.

Net investment income of $39.3 million (after tax $34.4 million) in the first quarter of 2008 decreased by 6.8% over the same period in 2007. The after-tax yield on investment income was 3.9% on average assets of $3.5 billion (fixed maturities and equities at cost) for the quarter. This compares with an after-tax yield on investment income of 4.2% on average investments of $3.4 billion (fixed maturities and equities at cost) for the same period in 2007.

The Board of Directors declared a quarterly dividend of $0.58 per share, representing an 11.5% increase over the quarterly dividend amount paid in 2007. The dividend is to be paid on June 26, 2008 to shareholders of record on June 13, 2008.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company’s website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 12, 2008. The replay telephone numbers are (800) 642-1687 (USA) or (706) 645-9291 (International). The conference ID# is 43868850. The replay will also be available on the Company’s website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and in general economic conditions; the accuracy and adequacy of the Company’s pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; market risks associated with the Company’s investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company’s success in expanding its business in states outside of California; the Company’s ability to successfully complete its initiative to standardize its policies and procedures nationwide in all of its functional areas; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission.

Mercury General Corporation

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax, and adjustments for other significant non-recurring, infrequent or unusual items. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is meant as supplemental information and is not intended to replace net income. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended
	March 31,
	Total		Per diluted share
	2008	2007	2008	2007
(000's except per-share amounts)
Operating income	$55,928	$61,130	$1.02	$1.11
Net realized investment losses, net of tax	(59,889)	(677)	(1.09)	(0.01)
Net (loss)/income	(3,961)	60,453	(0.07)	1.10

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is meant as supplemental information and is not intended to replace net premiums earned. It should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, “Summary of Operating Results.”

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, “Summary of Operating Results.”

Combined ratio excluding the effect of prior accident years’ loss development is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident years’ loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company’s business that may be obscured by development on prior accident years’ loss reserves. Combined ratio excluding the effect of prior accident years’ loss development is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio excluding the effect of prior accident years’ loss development with the most directly comparable GAAP measure in the table below.

	Three Months Ended
	March 31,
	2008	2007
Combined ratio excluding the effect
of prior accident years' loss development	96.1	92.7
Effect of prior accident years' loss development	(0.7)	1.8
Combined ratio	95.4	94.5

Mercury General Corporation and Subsidiaries
Summary of Operating Results
(000's except per-share amounts and ratios)
(unaudited)

	Quarter Ended March 31,
	2008	2007
Net premiums written	$729,266	$785,883
Net premiums earned	720,916	755,752
Paid losses and loss adjustment expenses	544,932	519,946
Incurred losses and loss adjustment expenses	483,473	509,759
Net investment income	39,299	42,145
Net realized investment losses, net of tax	(59,889)	(677)
Net (loss)/income	$(3,961)	$60,453

Basic average shares outstanding	54,730	54,674

Diluted average shares outstanding	54,750	54,821

Basic Per Share Data
Net (loss)/income	$(0.07)	$1.11

Net realized investment losses, net of tax	$(1.09)	$(0.01)

Diluted Per Share Data
Net (loss)/income	$(0.07)	$1.10

Net realized investment losses, net of tax	$(1.09)	$(0.01)

Operating Ratios-GAAP (a) Basis
Loss ratio	67.1%	67.5%
Expense ratio	28.3%	27.0%
Combined ratio	95.4%	94.5%

Reconciliations of Operating Measures to Comparable GAAP (a) Measures

Net premiums written	$729,266	$785,883
Increase in unearned premiums	(8,350)	(30,131)
Net premiums earned	$720,916	$755,752

Paid losses and loss adjustment expenses	$544,932	$519,946
Decrease in net loss and loss adjustment expense reserves	(61,459)	(10,187)
Incurred losses and loss adjustment expenses	$483,473	$509,759

(a) U.S. generally accepted accounting principles

Mercury General Corporation and Subsidiaries
Other Supplemental Information
(000's except ratios)
(unaudited)

	Quarter Ended March 31,
	2008	2007
California Operations (1)
Net Premiums Written	$575,559	$600,982
Net Premiums Earned	564,593	573,517

Loss Ratio	67.4%	65.2%
Expense Ratio	26.7%	26.0%
Combined Ratio	94.1%	91.2%

Non-California Operations (2)
Net Premiums Written	$153,707	$184,901
Net Premiums Earned	156,323	182,235

Loss Ratio	65.9%	74.4%
Expense Ratio	34.3%	30.4%
Combined Ratio	100.2%	104.9%

	At March 31,
Policies-in-Force (000's)	2008	2007

California Personal Auto	1,109	1,152
California Commercial Auto	18	20
Non-California Personal Auto	278	326
California Homeowners	269	264
Florida Homeowners	12	13

Notes:
All ratios are calculated on GAAP basis.
(1) Includes homeowners, auto, commercial property and other immaterial California business lines
(2) Includes all states except California

Mercury General Corporation and Subsidiaries
Condensed Balance Sheets and Other Information
(000's except per-share amounts)
(unaudited)

	March 31, 2008	December 31, 2007

Investments:
Fixed maturities available for sale, at fair value (amortized cost $2,860,455)	$-	$2,887,760
Fixed maturities trading, at fair value (amortized cost $2,804,426)	2,775,430	-
Equity securities available for sale, at fair value (cost $317,869)	-	413,123
Equity securities trading, at fair value (cost $387,607; $13,126)	446,147	15,114
Short-term investments, at fair value (amortized cost $252,849; $272,678)	252,485	272,678
Total investments	3,474,062	3,588,675
Net receivables	376,327	367,686
Deferred policy acquisition costs	210,542	209,805
Other assets	283,127	248,330
Total assets	$4,344,058	$4,414,496

Losses and loss adjustment expenses	$1,042,523	$1,103,915
Unearned premiums	946,675	938,370
Notes payable	160,118	138,562
Other liabilities	368,569	371,651
Shareholders' equity	1,826,173	1,861,998
Total liabilities and shareholders' equity	$4,344,058	$4,414,496

Common stock-shares outstanding	54,730	54,730
Book value per share	$33.37	$34.02
Statutory surplus	$1.7 billion	$1.7 billion
Portfolio duration	5.5 years	4.4 years